UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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ZOE'S KITCHEN, INC. (Exact name of registrant as specified in its charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 19, 2016

To Our Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Zoe’s Kitchen, Inc. at 5280 Town Square Drive, Plano, TX, on Thursday, June 9, 2016, at 8:00 a.m. local time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely

Kevin Miles
Chief Executive Officer and President

ZOE'S KITCHEN, INC.
5760 STATE HIGHWAY 121, SUITE 250
PLANO, TEXAS 75024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Zoe’s Kitchen, Inc. will be held at 5280 Town Square Drive, Plano, TX, on June 9, 2016, at 8:00 a.m. local time, for the following purposes:

1. To elect three directors named in the Proxy Statement as Class II directors of Zoe’s Kitchen, Inc., each to serve for three years and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2016.

3. To approve on an advisory basis the compensation of the named executive officers as disclosed in this Proxy Statement (“say on pay” proposal).

4. To cast your vote, on an advisory basis, on the preferred frequency of our “say on pay” voting.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement hereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Beginning on or about April 25, 2016, we will send to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you did not receive such a Notice, you may elect to receive future notices, proxy materials and annual reports electronically through the Internet by following the instructions in this Proxy Statement. Only stockholders of record at the close of business on April 14, 2016 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Michael Todd
General Counsel and Secretary

Plano, Texas
April 19, 2016

Whether or not you expect to attend the meeting, please vote via the Internet, by telephone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 9, 2016. THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT: www.proxyvote.com and www.zoeskitchen.com\investorrelations.

ZOE'S KITCHEN, INC.
5760 STATE HIGHWAY 121, SUITE 250
PLANO, TEXAS 75024

PROXY STATEMENT

THE MEETING
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Zoe’s Kitchen, Inc., a Delaware corporation (the “Company”, “we” or “us”), for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 5280 Town Square Drive, Plano, TX, on June 9, 2016, at 8:00 a.m. local time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 25, 2016. An Annual Report for the Company’s fiscal year ended December 28, 2015 is enclosed with this Proxy Statement. An electronic copy of this Proxy Statement and our Annual Report are available at www.proxyvote.com and www.zoeskitchen.com\investorrelations.

Voting Rights, Quorum and Required Vote
Only holders of record of our common stock at the close of business on April 14, 2016, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 14, 2016, we had 19,421,453 shares of common stock outstanding and entitled to vote. Holders of the Company’s common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.
Proposal No. 1-Election of Directors, directors will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the three nominees receiving the highest number of “for” votes will be elected. Withheld votes and broker non-votes will have no effect on Proposal No. 1.
Proposal No. 2-Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against Proposal No. 2. Broker non-votes will have no effect on Proposal No. 2.
Proposal No. 3- To approve on an advisory basis the compensation of the named executive officers as disclosed in this Proxy Statement (“say on pay” proposal). Abstentions will count the same as votes against Proposal No. 3. Broker non-votes will have no effect on Proposal No. 3.
Proposal No. 4- To cast your vote, on an advisory basis, on the preferred frequency of our “say on pay” voting by choosing the option of one year, two years, three years or abstain from voting. Abstentions and broker non-votes will have no effect on Proposal No. 4.

Voting Your Shares
If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting or vote by completing, dating and signing the accompanying proxy and promptly returning it in the enclosed envelope, by telephone, or electronically through the Internet by following the instructions included on your proxy card. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal or, in the case of the election of the Class II directors, as a vote “for” election of the three nominees presented by the Board, and in the case of the preferred frequency of our “say on pay” voting, as a vote to select “every year” as the frequency.
If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the annual meeting. If you do not provide voting instructions to your broker in advance of the annual meeting, New York Stock Exchange ("NYSE") rules grant your broker discretionary authority to vote on “routine” proposals. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.” Only Proposal No. 2 (ratifying the appointment of the independent registered public accounting firm) is considered a routine matter. The other proposals are not considered routine matters, and without your instructions, your broker cannot vote your shares.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.
The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access. These charges include usage charges from telephone companies and Internet access providers. The stockholder shall bear the cost of these charges.

Expenses of Solicitation
The expenses of any solicitation of proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and its directors, officers or employees (for no additional compensation) may also solicit proxies in person, by telephone or email. Following the original mailing of the proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies
Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is submitted via telephone or Internet no later than 11:59 p.m. (CT) on June 9, 2016, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Documents to Stockholders Sharing an Address
We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called "householding" under which multiple stockholders who share the same address will receive only one copy of the Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, unless we receive contrary instructions from one or more of the stockholders. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, you may do so by notifying us by telephone at (214) 436-8765, by email at investorrelations@zoeskitchen.com, or by mail at Zoe’s Kitchen, Inc. at 5760 State Highway 121, Suite 250, Plano, Texas 75024, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us by telephone or in writing at the same telephone number, email address, or address. Stockholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.
Beginning on or about April 25, 2016, we mailed or e-mailed to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials, you may notify us by telephone, email or mail at the telephone number, email address and mailing address provided above.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Company’s Board of Directors is presently comprised of seven members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term. Class I directors consist of Sue Collyns and Thomas Baldwin; Class II directors consist of Greg Dollarhyde, Cordia Harrington and Alec Taylor; and, Class III directors consist of Kevin Miles and Rahul Aggarwal.
Class II directors standing for re-election at the Annual Meeting are Greg Dollarhyde, Cordia Harrington and Alec Taylor. Class III and Class I directors will stand for election at the 2017 and 2018 annual meetings of stockholders, respectively.
Each of the nominees for election to Class II is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve for three years and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. If any of the nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominees, leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board.
The names of the nominees for election as Class II directors at the Annual Meeting and of the incumbent Class I and Class III directors, and certain information about them, including their ages as of April 19, 2016, are included below.

Nominees	Class	Age	Position	Year Appointed	Term Expiration	Expiration of Term for which Nominated
Greg Dollarhyde (1)	II	63	Chairman	2007	2016	2019
Cordia Harrington (1)	II	62	Director	2015	2016	2019
Alec Taylor (2)	II	62	Director	2015	2016	2019
Continuing Directors
Kevin Miles	III	50	President, Chief Executive Officer and Director	2013	2017	—
Rahul Aggarwal (3)	III	41	Director	2007	2017	—
Thomas Baldwin (4)	I	60	Director	2014	2018	—
Sue Collyns (5)	I	49	Director	2014	2018	—

(1) Member of the Compensation Committee.
(2) Chairperson of the Compensation Committee and member of the Audit Committee.
(3) Member of the Nominating and Governance Committee.
(4) Chairperson of the Nominating and Governance Committee and member of the Audit Committee.
(5) Chairperson of the Audit Committee and member of the Nominating and Governance Committee.

Nominees for Election as Class II Directors

Greg Dollarhyde has served as Chairman of our Board of Directors since October 2007. He is a 40 year veteran of the restaurant industry, having been Chairman or Chief Executive Officer of eight separate companies and Chief Financial Officer of two publicly-held restaurant companies, among other responsibilities. From 2011 to May 2016, he served as the Chief Energizing Officer of Veggie Grill, a west-coast based concept serving 100% plant-based food, and from 2011 to the present, he serves as a Director of Veggie Grill. He served as Chief Executive Officer of Zoës Kitchen from October 2008 through March 2011. Mr. Dollarhyde received his Bachelor's Degree in 1980 from the School of Hotel Administration at Cornell University and his Master's Degree in Business Administration in 1981 from the Johnson School of Business at Cornell University. Mr. Dollarhyde was selected to join our board because of his extensive experience in the restaurant industry.
Cordia Harrington has served on our Board of Directors since April 2015. Since 1996, Ms. Harrington has served as Chief Executive Officer and Founder of Tennessee Bun Company, a manufacturer in the wholesale baking, frozen dough and storage industries. Under Ms. Harrington’s leadership, Tennessee Bun Company achieved Wholesale Bakery of the Year in 2010, McDonald’s Supplier Leadership Award in 2012, and was inducted into the Entrepreneur Center Hall of Fame in 2014. Ms. Harrington was selected as the Nashville Business Journal’s Most Admired CEO (2015), and as a finalist for Ernst & Young’s Entrepreneur of the Year 2015. From 1990 to 1998, Ms. Harrington owned and operated three McDonald’s franchises. From 2008 to 2013, she served on the Board of Directors of the Federal Reserve Bank of Atlanta, Nashville Branch. Ms. Harrington currently serves on the Board of Trustees for Belmont University, the International Board of Directors of the Chief Executives Organization, the Board of Directors of the Nashville Entrepreneur Center, the Tennessee Education Lottery Board and the Board of Directors of the American Bakers’ Association. She was selected to join our Board due to her experience and expertise in the food production, distribution and services industries.
Alec Taylor has served on our Board of Directors since April 2015. Mr. Taylor served as Chairman and Chief Executive Officer of FGX International Inc. (NASDAQ: FGXI), a worldwide producer and marketer of eyeglasses and sunglasses, from October 2005 to June 2013, and as a consultant to FGX from July 2013 until January 2014. Mr. Taylor served as President and Chief Operating Officer of Chattem, Inc. (NASDAQ: CHTT), a consumer products company, from January 1998 to September 2005. Mr. Taylor was previously an attorney with Miller & Martin PLLC in Chattanooga, Tennessee, from 1978 to January 1998. He has served on the Boards of Directors of Delta Apparel, Inc. (NYSE: DLA) since February 2016, Bradshaw International, Inc. since 2013 and KT Health, LLC since 2014. Mr. Taylor previously served on the Board of Directors of Delta Dental of Rhode Island from 2008 to 2013, Focus Products Group from 2009 to 2013, and Physician’s Formula Holdings, Inc. (NASDAQ: FACE) from 2011 to 2012. Since 2014, Mr. Taylor has served as an Adjunct Professor at the Charleston School of Law. He was selected to join our Board because of his extensive experience across consumer brands and industries in a variety of areas including operations and management, finance, supply chain and distribution, legal and public company governance.

Continuing Directors

Kevin Miles has served as our President and Chief Executive Officer since October 2012, was appointed Director in December 2013, and served as President and Chief Operating Officer from February 2011 to October 2012. Mr. Miles joined us in 2009 as Executive Vice President of Operations. From 2008 to 2009, Mr. Miles was Executive Vice President of Operations of Pollo Campero. His leadership has led to recognition in both Nation's Restaurant News and Fast Casual magazine highlighting him as "Top 10 Executives to Watch" and "Top Movers and Shakers," respectively. Mr. Miles received his Bachelor's Degree in 1989 from Texas A&M University. He brings to our Board of Directors leadership skills, strategic guidance and operational vision from prior experience in the industry.
Rahul Aggarwal has served on our Board of Directors since October 2007. Mr. Aggarwal joined Brentwood Associates (“Brentwood”), a private equity group, in 1999 and is currently a Partner. Presently, Mr. Aggarwal serves as a Director of K-Mac Holdings, Lazy Dog Restaurants, Marshall Retail Group and Veggie Grill. Prior to joining Brentwood, Mr. Aggarwal worked at Donaldson, Lufkin & Jenrette, where he focused on high-yield financings and leveraged buyouts. Mr. Aggarwal received his Bachelor's Degrees in 1997 from the Wharton School of Business and the College of Arts and Sciences at the University of Pennsylvania. Due to Mr. Aggarwal's extensive experience in private equity, he provides our Board with expertise regarding financial and capital markets issues as well as experience in the consumer and restaurant industries.
Thomas Baldwin has been a director of the Company since February 2014. Mr. Baldwin served as Chairman of the Board of Directors and Chief Executive Officer of ROI Acquisition Corp. II (NASDAQ: ROIQ), a special purpose acquisition company, from July 2013 through October 2015. Mr. Baldwin served as Vice Chairman of EveryWare Global, Inc. (NASDAQ: EVRY) from May 2013 through June 2015, and earlier was Chairman and Chief Executive Officer of ROI Acquisition Corp. which merged with EveryWare Global in a May 2013 business combination, since September 2011. He also served as a Managing Director of the Clinton Group from September 2011 through October 2015. From February 2010 through September 2011, Mr. Baldwin was a private investor. Mr. Baldwin served as Chairman, Chief Executive Officer and President of Morton’s Restaurant Group, Inc. (NYSE:MRT) from December 2005 through February 2010, and as Chief Financial Officer from December 1988 until December 2005. Mr. Baldwin held several additional titles, including Executive Vice President, Senior Vice President Finance, Vice President Finance, Treasurer and Secretary, during his employment at Morton’s Restaurant Group. Earlier in his career, Mr. Baldwin served as Chief Financial Officer of Le Peep Restaurants, a casual dining operator and franchisor. His experience also includes two years as a Vice President for Strategic Planning at Citigroup and seven years with General (Kraft) Foods Corp. Mr. Baldwin serves on the board of directors of Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG), as well as several private company boards, including Firebirds Wood Fired Grill Restaurants and Benihana Restaurants. Mr. Baldwin brings his comprehensive experience in brand positioning and brand management, global strategy, operations, marketing and sales, people resources, investor relations, international and domestic development, franchising and infrastructure functions to our Board.
Sue Collyns has served on our Board of Directors since February 2014. Ms. Collyns has served as the Chief Financial Officer of Beachbody, LLC, a health and fitness company, since September 2014. From July 2012 until joining Beachbody, LLC, Ms. Collyns served as the Chief Financial Officer of Dun and Bradstreet Credibility Corp, a technology-based subscription company offering web solutions for businesses seeking advice on strengthening their credit scores and business reputations. From 2001 to 2011, she served as Chief Financial Officer, Chief Operating Officer and Company Secretary of California Pizza Kitchen. Ms. Collyns has consulted for various companies in the technology and restaurant industries and, prior to 2001, she held various finance, strategic planning and auditing roles with Sony/BMG Entertainment, Lion/Pepsi, GlaxoSmithKline Pharmaceuticals and PricewaterhouseCoopers. She holds a Bachelor of Economics and Finance Degree from Macquarie University, Australia and a postgraduate CPA from Deakin University in Melbourne, Australia. Ms. Collyns was recognized by the Los Angeles Business Journal as its 2011 “Executive of the Year” and 2013 “CFO of the Year,” and received the Broads Circle 2014 “Top Woman of Influence in Los Angeles C-Suite, CFOs Category.” She was selected to join our Board because of her exceptional technical expertise in finance, operations, franchising, strategy, technology and extensive experience and knowledge of the consumer products and restaurant industry.

The Board of Directors recommends a vote FOR the election of each of the nominated directors.

BOARD MATTERS

Family Relationships
There are no family relationships among any of our directors or executive officers.

Corporate Governance and Board Structure
In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, our Board of Directors consists of seven members and is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed by resolution of the Board of Directors. Vacancies on the Board of Directors can be filled by resolution of the Board of Directors. Greg Dollarhyde serves as the Chairman of our Board of Directors. We believe the following directors are independent as required by the rules of the NYSE: Greg Dollarhyde, Rahul Aggarwal, Thomas Baldwin, Sue Collyns, Alec Taylor and Cordia Harrington. Greg Dollarhyde, Cordia Harrington and Alec Taylor are the Class II directors and their terms will expire in 2016. Thomas Baldwin and Sue Collyns are the Class I directors and their terms will expire in 2018. Kevin Miles and Rahul Aggarwal are the Class III directors and their terms will expire in 2017. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Board Committees
Our Board of Directors has three standing committees: an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. Each of these Committees reports to the Board of Directors as they deem appropriate, and as the Board of Directors may request. The current composition, duties and responsibilities of these Committees are set forth below. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee
The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit and the audit fee; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm, including taking into consideration whether the independent auditor's provision of any non-audit services to us is compatible with maintaining the independent auditor's independence; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; (8) reviewing and approving related party transactions; (9) annually reviewing the Audit Committee charter and the committee's performance; and (10) handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time.
Our Audit Committee consists of Sue Collyns, Thomas Baldwin and Alec Taylor. The SEC rules and the NYSE rules require us to have all independent Audit Committee members, and our Board of Directors has affirmatively determined that each of Sue Collyns, Thomas Baldwin and Alec Taylor meet the definition of "independent directors" for purposes of serving on an Audit Committee under applicable SEC and NYSE rules. In addition, our Board of Directors has affirmatively determined that Sue Collyns qualifies as our "audit committee financial expert," as such term is defined in Item 407 of Regulation S-K. Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our corporate website at www.zoeskitchen.com.

Nominating and Governance Committee
Our Nominating and Governance Committee is responsible for, among other matters: (1) developing and recommending to the Board of Directors criteria for identifying and evaluating candidates for directorships; (2) making recommendations to the Board of Directors regarding candidates for election or reelection to the Board of Directors at each annual stockholders' meeting; (3) overseeing our corporate governance guidelines; (4) reporting and making recommendations to the Board of Directors concerning corporate governance matters; and (5) making recommendations to the Board of Directors concerning the structure, composition and function of the Board of Directors and its Committees.
Our Nominating and Governance Committee consists of Thomas Baldwin, Sue Collyns and Rahul Aggarwal. The NYSE rules require us to have all independent Nominating and Governance Committee members, and our Board of Directors has affirmatively determined that each of Thomas Baldwin, Sue Collyns and Rahul Aggarwal meet the definition of "independent directors" for purposes of serving on a Nominating and Governance Committee under applicable NYSE rules. Our Board of Directors has adopted a written charter for the Nominating and Governance Committee, which is available on our corporate website at www.zoeskitchen.com.

Compensation Committee
The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.
Our Compensation Committee consists of Alec Taylor, Greg Dollarhyde and Cordia Harrington. The NYSE rules require us to have all independent Compensation Committee members, and our Board of Directors has affirmatively determined that each of Alec Taylor, Greg Dollarhyde and Cordia Harrington meet the definition of "independent directors" for purposes of serving on a Compensation Committee under applicable NYSE rules. Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.zoeskitchen.com.

Risk Oversight
Our Board of Directors is currently responsible for overseeing our risk management process. The Board of Directors focuses on our general risk management strategy and the most significant risks facing us and seeks to ensure that appropriate risk mitigation strategies are implemented by management. The Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Our Board of Directors does not have a standing risk management committee, but rather we administer this oversight function directly through our Board of Directors and our standing committees. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures and our Compensation Committee is responsible for assessing and monitoring whether any of our compensation policies and programs has the potential to encourage unnecessary risk-taking. In addition, our Audit Committee oversees the performance of our internal audit function and considers and approves or disapproves any related-party transactions.
Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Risk and Compensation Policies
We have analyzed our compensation programs and policies and have determined those programs and policies are not reasonably likely to have a material adverse effect on us. The Company’s compensation programs and policies are designed to mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders. The combination of performance measures for annual bonuses and the equity compensation programs for executive officers, as well as the multi-year vesting schedules for equity awards, encourage employees to maintain both a short-term and a long-term view with respect to Company performance.

Leadership Structure of the Board of Directors
The positions of Chairman of the Board and Chief Executive Officer are presently separated. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board of Directors' oversight responsibilities continue to grow. While our bylaws and corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Code of Ethics
We adopted a written General Code of Ethics ("General Code") which applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. In addition, we adopted a written Code of Ethics for Executive Officers and Principal Accounting Personnel ("Code of Ethics") which applies to our principal executive officer, principal financial officer, principal accounting officer and controller and other designated members of our management. Copies of each code are available on our corporate website at www.zoeskitchen.com. We will provide any person, without charge, upon request, a copy of our General Code or Code of Ethics. Such requests should be made in writing to the attention of our General Counsel at the following address: Zoe's Kitchen, Inc., 5760 State Highway 121, Suite 250, Plano, Texas 75024

Director Compensation for 2015
Upon appointment to our Board and annually thereafter, each non-employee director receives a grant of restricted stock units in the amount of $50,000 (based on the closing price of our common stock on the date of grant), vesting over three years from the grant date. In addition, the following directors’ fees for 2015 applied to our non-employee directors:

Position	Fee Amount (per annum)
Chairperson of the Board	$10,000
Chairperson of Audit Committee	$15,000
Chairperson of Compensation Committee	$10,000
Chairperson of Nominating and Governance Committee	$7,500
Audit Committee Member	$6,000
Compensation Committee Member	$4,000
Nominating and Governance Committee Member	$3,000
The following table set forth the compensation paid to each of our Directors in 2015. The payments below were made in accordance with the above fee summary amounts.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Total ($)
Sue Collyns	48,000	50,000	98,000
Thomas Baldwin	43,500	50,000	93,500
Greg Dollarhyde	45,600	50,000	95,600
Kevin Miles (2)	—	—	—
Cordia Harrington (3)	24,940	50,000	74,940
Rahul Aggarwal (4)	15,230	—	15,230
Alec Taylor (3)	33,742	50,000	83,742

(1) Consists of 1,447 restricted stock units based on the price of our common stock on the grant date on April 13, 2015. Such RSUs began vesting in equal annual installments over a three year period commencing on April 13, 2016. The amounts in the column represent the aggregate grant date fair value of the stock awards, calculated in accordance with FASB Accounting Standards Codification Topic 718. A description of the methodologies and assumptions we use to value stock awards and the manner in which we recognize the related expense are described in Note 13, Equity-based Compensation in our consolidated financial statements for the year ended December 28, 2015 included in our Annual Report on Form 10-K filed on February 25, 2016.

(2) The Company does not provide compensation to its directors who are employees of the Company.
(3) Such director’s compensation amount is based on beginning service as a board member of the Company on April 6, 2015.
(4) While the Company did not previously provide compensation to its directors who were employees or affiliated with our former controlling private equity shareholder, Brentwood Associates, commencing upon the Company’s third fiscal quarter of 2015, the Board approved paying the applicable Board and Committee fees to the remaining such director.

Our non-employee directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending board meetings and director education programs. Upon commencement of Board service, any new directors shall receive a full or pro rata annual equity grant in the amount of $50,000 and Board and Committee fees based upon the fiscal quarter in which her or his services commenced. In February 2016, in consultation with its independent consultant, the Compensation Committee increased the fees for both the Chairperson of our Board and the Chairperson of our Compensation Committee to $15,000 per annum (to be equal to the fee per annum for the Chairperson of our Audit Committee). Our Compensation Committee recommends that any new director hold an initial investment in our common stock in the minimum amount of $100,000. Our Compensation Committee also requires each director to hold within a five-year period at least two times the value of the applicable annual cash fees payable to that director.

Board and Committee Meetings
During 2015, the Board of Directors held four meetings, the Audit Committee held six meetings, the Nominating and Governance Committee held five meetings and the Compensation Committee held six meetings. Each of our directors attended all meetings of the Board of Directors and meetings held by any of the Committees of the Board on which such director served.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touch LLP, or Deloitte, to be the Company’s independent registered public accounting firm for the year ending December 26, 2016, and recommends that the stockholders vote for ratification of such appointment. As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit the selection of Deloitte as the Company's independent registered public accounting firm for 2016 to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of Deloitte to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Change in Independent Accountants
As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 15, 2016, the Company dismissed PricewaterhouseCoopers LLP, or PwC, as its independent registered public accounting firm on April 11, 2016. The decision to dismiss PwC was approved by our Audit Committee. Neither of PwC’s reports on the Company’s consolidated financial statements for the fiscal years ended December 29, 2014 and December 28, 2015 contained an adverse opinion or a disclaimer of opinion, nor was either report qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 29, 2014 and December 28, 2015 and the subsequent interim period through April 11, 2016, there were (a) no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports, and (b) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except as follows. As previously reported in our Annual Report on Form 10-K for the fiscal year ended December 29, 2014("2014 Form 10-K”), it was concluded that a material weakness existed in our internal control over financial reporting for the fiscal quarter ended October 6, 2014. As disclosed in the 2014 Form 10-K, management concluded that this material weakness was remediated as of December 29, 2014.
On April 14, 2016, the Audit Committee appointed Deloitte to serve as the Company’s independent registered public accounting firm to audit the Company consolidated financial statements for the fiscal year ending December 26, 2016. During the fiscal years ended December 29, 2014 and December 28, 2015 and the subsequent interim period through April 14, 2016, the Company did not consult with Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Audit and Related Fees
The following table sets forth the aggregate fees billed for professional services rendered by PwC for the audit of our financial statements for 2015 and 2014 and the aggregate fees for other services rendered by PwC billed in those periods:

	2015	2014
Audit Fees (1)	$1,069,271	$1,619,750
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	2,893	2,893
Total Fees	$1,072,164	$1,622,643

(1) The Audit fees for 2015 and 2014 related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.
(2) Represents fees for subscriptions to a PwC online service used for accounting research.
Our Board of Directors has adopted a written policy for the pre-approval of all audit and permissible non-audit services which our independent auditor provides. The policy balances the need for such auditor to be independent while recognizing that in certain situations it may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee. All of the fees identified in the table above were approved in accordance with SEC requirements and pursuant to the policies and procedures described above. All of the services of PwC for 2015 described above were pre-approved by the Audit Committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information about the beneficial ownership of our common stock, as of April 15, 2016, by:

•	each person known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

The numbers listed below are based on 19,421,453 shares of our common stock outstanding as of April 15, 2016. Unless otherwise indicated, the address of each individual listed in this table is c/o Zoe's Kitchen, Inc., 5760 State Highway 121, Suite 250, Plano, Texas 75024.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Greater than 5% Stockholders:
Franklin Resources, Inc. (2) Charles B. Johnson Rupert H. Johnson, Jr.	2,009,615	10.4%
Miura Global Management (3)	1,800,000	9.3%
1832 Asset Management L.P. (4)	1,641,000	8.5%
Wasatch Advisors, Inc. (5)	1,580,846	8.2%
Prudential Financial, Inc. (6)	1,553,479	8.0%
BlackRock, Inc. (7)	1,065,580	5.5%

Executive Officers and Directors:
Kevin Miles (8)	187,991	1.0%
Sunil Doshi (9)	5,470	*
Jeremy Hartley (10)	66,809	*
James Besch (11)	33,382	*
Michael Todd (12)	9,323	*
Greg Dollarhyde (13)	192,781	1.0%
Sue Collyns (14)	16,114	*
Thomas Baldwin (14)	10,447	*
Rahul Aggarwal	11,550	*
Alec Taylor (13)	5,781	*
Cordia Harrington (13)	5,291	*
All executive officers and directors as a group (11 persons)	544,939	2.8%
* Indicates less than 1%

(1) A "beneficial owner" of a security is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power which includes the power to vote, or to direct the voting of, such security or investment power which includes the power to dispose, or to direct the disposition of, such security.

Unless otherwise indicated, each person named in the table above has sole voting and investment power, or shares voting and investment power with his spouse (as applicable), with respect to all shares of stock listed as owned by that person. Shares issued upon the exercise of options exercisable as of April 15, 2016 (or within 60 days thereafter) or upon the conversion of restricted stock units vested as of April 15, 2016 (or within 60 days thereafter) are considered outstanding and to be beneficially owned by the person holding such options or restricted stock units for the purpose of computing such person's percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.

(2) Information is based on a Schedule 13G filed with the SEC on February 11, 2016, by Franklin Resources, Inc. ("FRI"), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc., which reported sole voting power and sole dispositive power among the following investment management subsidiaries of FRI: Franklin Advisors, Inc. has sole voting and sole dispositive power with respect to 1,990,715 shares and Fiduciary Trust Company International has sole voting and sole dispositive power with respect to 18,900 shares. Charles B. Johnson and Rupert H. Johnson, Jr. are the principal stockholders of FRI. The address for the beneficial owners is One Franklin Parkway, San Mateo, CA 94403-1906.

(3) Information is based on a Schedule 13G filed jointly by Francisco Alfaro, Miura Global Management, LLC and Miura Global Master Fund, Ltd. with the SEC on February 12, 2016. The Schedule 13G indicates that Francisco Alfaro has shared voting and dispositive power as to 1,800,000 shares, Miura Global Management LLC has shared voting and dispositive power as to 1,800,000 shares, and Miura Global Master Fund, Ltd has shared voting and dispositive power as to 1,143,400 shares. Each of Francisco Alfaro, Miura Global Management LLC and Miura Global Master Fund, Ltd. disclaim beneficial ownership of all of the shares of common stock reported on the Schedule 13G except to the extent of his or its pecuniary interest. All securities are owned by advisory clients of Miura Global Management, LLC. With exception of Miura Global Master Fund, Ltd., none of such holders individually own more than 5% of our common stock. The address for each of Francisco Alfaro and Miura Global Management, LLC is 101 Park Avenue, 48th Floor, New York, NY 10178, and the address for Miura Global Master Fund, Ltd. is c/o Intertrust Corporate Services (BVI) Limited, 171 Main Street, P.O. Box 4041, Road Town, Tortola, VG 1110, British Virgin Islands.

(4) Information is based on a Schedule 13G filed with the SEC on January 11, 2016, by the beneficial owner. The Schedule 13G indicates that 1,641,000 shares are held within mutual funds or other client accounts managed by 1832 Asset Management L.P., acting as Investment Counsel and Portfolio Manager. The address for the beneficial owner is One Adelaide Street East, 29th Floor, Toronto, Ontario, Canada, M5C 2V9.

(5) Information is based on a Schedule 13G filed with the SEC on February 16, 2016, by the beneficial owner. The address for the beneficial owner is 505 Wakara Way, Salt Lake City, UT 84108.

(6) Information is based on a Schedule 13G filed on February 3, 2016, by Prudential Financial, Inc. (“Prudential Financial”). Prudential Financial is deemed to have shared voting and dispositive power as to 1,515,438 shares and sole voting and dispositive power as to 38,041 shares. The address for Prudential Financial is 751 Broad Street, Newark, NJ 07102. Prudential Financial indirectly owns all of the equity interests of Jennison Associates LLC (“Jennison”). Pursuant to a Schedule 13G filed with the SEC on February 3, 2016, by Jennison, Prudential Financial may be deemed to have the power to exercise, or to direct the exercise of, voting or dispositive power of the shares managed by Jennison. Jennison beneficially owns 1,520,569 shares. The address for Jennison is 466 Lexington Avenue, New York, NY 10017.

(7) Information is based on a Schedule 13G filed with the SEC on January 28, 2016, by the beneficial owner. The address for the beneficial owner is 55 East 52nd Street, New York, NY 10055.

(8) Includes 112,500 shares of common stock that can be acquired upon the exercise of outstanding options, and 11,853 shares of common stock that are issuable in connection with restricted stock units which vest annually in three equal installments beginning on February 18, 2017.

(9) Consists of 5,470 shares of common stock that are issuable in connection with restricted stock units which will vest annually in three equal installments beginning on February 18, 2017.

(10) Includes 56,250 shares of common stock that can be acquired upon the exercise of outstanding options, and 4,559 shares of common stock that are issuable in connection with restricted stock units which will vest annually in three equal installments beginning on February 18, 2017.

(11) Includes 14,000 shares of common stock that can be acquired upon the exercise of outstanding options, and 1,823 shares of common stock that are issuable in connection with restricted stock units which will vest annually in three equal installments beginning on February 18, 2017.

(12) Includes 7,500 shares of common stock that can be acquired upon the exercise of outstanding options, and 1,823 shares of common stock that are issuable in connection with restricted stock units which will vest annually in three equal installments beginning on February 18, 2017.

(13) Includes (i) 965 shares of common stock that are issuable in connection with restricted units which began vesting annually in three equal installments on April 13, 2016, and (ii) 1,334 shares of common stock that are issuable in connection with restricted units which will vest annually in three equal installments beginning on April 12, 2017.

(14) Includes (i) 1,111 shares of common stock that are issuable in connection with restricted units which began vesting annually in three equal installments on April 10, 2015, (ii) 965 shares of common stock that are issuable in connection with restricted units which will vest annually in three equal installments beginning on April 13, 2016, and (iii) 1,334 shares of common stock that are issuable in connection with restricted units which will vest annually in three equal installments beginning on April 12, 2017.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Introduction
 The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation for our “named executive officers,” who consist of our principal executive officer, each person who served as our principal financial officer during 2015, and our three other most highly compensated executive officers who were still serving at the end of fiscal year 2015. The following set forth information regarding our executive officers as of April 15, 2016:

Name	Age	Position
Kevin Miles	50	President, Chief Executive Officer and Director
Sunil Doshi	44	Chief Financial Officer
Jeremy Hartley	56	Chief Operating Officer
James Besch	43	Vice President of Accounting
Michael Todd	50	General Counsel and Secretary
Kevin Miles has served as our President and Chief Executive Officer ("CEO") since October 2012, was appointed Director in December 2013, and served as President and Chief Operating Officer from February 2011 to October 2012. Mr. Miles joined Zoës Kitchen in 2009 as Executive Vice President of Operations. From 2008 to 2009, Mr. Miles was Executive Vice President of Operations of Pollo Campero. His leadership has led to recognition in both Nation's Restaurant News and Fast Casual magazine highlighting him as "Top 10 Executives to Watch" and "Top Movers and Shakers," respectively. Mr. Miles received his Bachelor's Degree in 1989 from Texas A&M University.
Sunil Doshi has served as our Chief Financial Officer ("CFO") since October 2015. Prior to joining Zoës Kitchen, from February 2012 until September 2015, Mr. Doshi served in various capacities at Fossil Group Inc., including as Senior Vice President and Chief Financial Officer of Fossil Americas and as Senior Vice President Finance for Corporate Brand Management. From 1999 to January 2012, Mr. Doshi served in various capacities at L Brands Inc., including as Vice President Financial Planning and Analysis of Mast Global, and as Vice President, Retail Finance of Bath & Body Works. Mr. Doshi received his Master’s Degree in 1998 from the Booth School of Business at the University of Chicago, and his Bachelor’s Degree in 1994 from The Ohio State University.
Jeremy Hartley has served as our Chief Operating Officer ("COO") since October 2013. From May 2012 to October 2013, Mr. Hartley was pursuing personal interests. From October 2001 to May 2012, Mr. Hartley led regional operations for Mimi's Café, and prior to that he served as Chief Operating Officer for Café Patrique and La Madeleine French Bakery and Café. Mr. Hartley received his Bachelor's Degree in 1981 from University of Aston in Birmingham, UK.
James Besch has served as our Vice President of Accounting and Principal Accounting Officer since April 2014. He also served as our Controller from January 2013 to September 2015. Prior to joining Zoës Kitchen, Mr. Besch served as Regional Controller and Director of SEC reporting for Club Corp, Inc. from November 2003 to December 2012. Mr. Besch began his career with Arthur Andersen in 1996. Mr. Besch received his Master's Degree in 1996 from the University of Texas. He is a Certified Public Accountant.
Michael Todd has served as our General Counsel since August 2014 and our Secretary since October 2014. From November 2012 until joining Zoës Kitchen, Mr. Todd provided corporate counseling to licensing, real estate and technology companies. From May 2011 to November 2012, Mr. Todd served as Executive Vice President and General Counsel of UnitedLex Corporation. From June 2003 to May 2011, Mr. Todd worked in various roles at American Tower Corporation culminating in the position of Senior Vice President–Corporate Counsel. From 2008 to 2014, he served as an Adjunct Professor teaching Securities Regulation as Campbell Law School. Earlier in his career, Mr. Todd served as a junior attorney at the SEC. Mr. Todd currently serves on the Board of Directors of the Association of Corporate Counsel (Dallas Chapter). Mr. Todd received his Juris Doctor Degree from the University of Miami School of Law, and his Bachelor’s Degree from Brown University.

Business Summary
 For fiscal 2015, we had revenues of approximately $227 million, a 32% increase in our revenues over fiscal 2014.  In fiscal 2015, we opened 34 new Company-owned Zoës restaurants. As of December 28, 2015, we had 163 Company-owned restaurants and three franchised restaurants across 17 states. Over the past two fiscal years, we opened 64 Company-owned restaurants, a 63% increase since the end of 2013. Our Adjusted EBITDA for fiscal 2015 was approximately $22.3 million, an increase of 41.5% over fiscal 2014. Adjusted EBITDA is a non-GAAP amount, and a description of the manner in which we calculate such amount, as well as a reconciliation of Adjusted EBITDA to our GAAP-reported net income (loss) is provided in pages 35-36 of our Annual Report on Form 10-K filed with the SEC on February 25, 2016.

Compensation Philosophy and Objectives
 The objectives of our executive compensation program include attracting skilled individuals to manage and operate all aspects of our business, incentivizing and rewarding those individuals based upon corporate results, and retaining those individuals who continue to meet our expectations over the longer term. We also intend for our executive compensation program to make us competitive within the restaurant and foodservice industry, where there is significant competition for experienced leaders who possess the skills and experience to build and deliver on long-term value creation. We believe that the compensation of our executive officers should incentivize them to focus on the achievement of both short-term and long-term business objectives and strategies. We utilize executive compensation principles that balance short-term versus long-term payments and awards, cash payments versus equity-based awards, and fixed versus contingent payments and awards. We use a combination of these principles that we believe are most appropriate to motivate our executive officers.
Our executive compensation program is designed to:

•	attract and retain experienced executives in our industry;

•	reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executive officers and stockholders by motivating such officers to increase stockholder value and rewarding such officers when stockholder value increases;

•	motivate the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among executives by aligning their individual goals, where appropriate, with the goals of the executive management team and our company; and

•	compensate our executives in a manner that incentivizes them to manage our business to meet our long-range objectives.
The incentive compensation of our named executive officers is comprised of cash-based incentive compensation and equity-based compensation. Our equity compensation consists of grants of stock options and restricted stock units, both of which are subject to time-based vesting provisions. Both elements of executive incentive compensation are aligned with the interests of our stockholders because the amount of compensation ultimately received will vary with our financial performance as reflected in our stock price performance. In addition, it encourages equity ownership and promotes retention of key talent. Equity-based compensation derives its value from our equity value. Our equity value may fluctuate substantially depending on our financial results and because we are a relatively new public company. Our payment of cash bonus awards is dependent on our achievement of pre-determined financial and operational objectives. We seek to apply a consistent philosophy to compensation for all executive officers. We believe that the compensation components described below simultaneously fulfill one or more of the above principles and objectives.

Compensation Committee Procedures
 The Compensation Committee is responsible for:

•	annually reviewing and approving our goals and objectives for executive compensation;

•
annually reviewing and approving our senior executive officers’ annual base salary levels, annual cash incentive opportunity levels, long-term incentive opportunity levels, and supplemental benefits, if any;

•	annually approving actual annual cash incentive plan payouts and long-term equity incentive grants;

•	reviewing and approving any employment agreements, severance arrangements, stock ownership guidelines and change of control agreements for our senior executive officers, as appropriate;

•	making recommendations and reports to the Board of Directors concerning matters of executive compensation;

•	administering our executive incentive plans, including our 2014 Omnibus Incentive Plan (the “2014 Incentive Plan”);

•	reviewing any other compensation plans, programs and policies; and

•	reviewing director compensation on an annual basis.

Compensation Decision-Making Process

Role of Executive Officers and Compensation Committee
 Our CEO plays a significant role in reviewing the performance of our other executive officers and making compensation recommendations to the Compensation Committee. Our CFO, General Counsel and Vice President of Human Resources play supporting roles in providing information to the Compensation Committee and the CEO. When discussing performance evaluations and setting compensation levels for our executive officers, the Compensation Committee works closely with our CEO. However, the Compensation Committee has the discretion to reject or modify the recommendations of our CEO. Our executive officers do not participate in determining or recommending the amount of his or her own compensation.

 Our CEO periodically evaluates the other executive officers’ performances with the Compensation Committee and makes recommendations for base salary, cash incentive awards and grants of long-term equity incentive awards for all executive officers other than himself. Based on these recommendations and in consideration of the compensation objectives and principles described above, the Compensation Committee approves the annual compensation packages of all our executive officers.
 On an annual basis, the Compensation Committee reviews our existing compensation programs, objectives and philosophy to determine whether such programs, objectives, and philosophy are appropriate. This review includes the use of market data prepared by our compensation consultant. As a result of such review, the Compensation Committee made certain limited adjustments to our compensation programs upon the recommendation of our compensation consultant. As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. For example, over time we expect to increase the use of empirical data, including benchmarking against peer companies.

Independent Compensation Consultant for our Compensation Committee
 In 2015, the Compensation Committee engaged Hay Group (“Hay”) as its independent compensation consultant to advise the Compensation Committee with respect to compensation program design, the components of our executive compensation programs, and amounts to be paid to our executive officers. Hay also consulted the Compensation Committee with respect to our compensation program for independent directors, and provided the Compensation Committee with information on executive compensation trends and best practices. All of such consultant’s work is done at the direction of or on behalf of the Compensation Committee. Although the Compensation Committee considers the advice of its independent consultant, the Compensation Committee has the final decision-making authority with respect to all elements of compensation. Neither Hay nor its parent company, Korn Ferry, has provided any additional services to the Company.

Compensation Consultant Independence and Conflict of Interest Assessment
 We requested and received information from our compensation consultant addressing its independence and potential conflicts of interest, including the following factors, among others:

•	Other services provided to us by such consultant;

•	Fees paid by us as a percentage of such consultant’s total revenue;

•	Policies or procedures maintained by such consultant that are designed to prevent a conflict of interest;

•	Any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee;

•	Any company stock owned by the individual consultants involved in the engagement; and

•	Any business or personal relationships between our executive officers and such consultant or the individual persons involved in the engagement.
Based on an assessment of these factors, including information gathered from directors and executive officers addressing business or personal relationships with the consulting firm or the individual consultants, the Compensation Committee concluded that its compensation consultant is independent and that such consultant’s work did not raise any conflict of interest.

Market Positioning and Peer Group
 For purposes of analyzing executive officer compensation, at the request of the Compensation Committee, its compensation consultant undertook an analysis to determine an appropriate peer group and presented to the Compensation Committee recommendations for the peer group. The compensation consultant compiled a list of recommended peer companies that would be a representative example of organizations of comparable size and business focus and that are representative of the companies with which we compete for executive talent, with a particular focus on ensuring industry-representative peers. Such consultant developed the recommended peers based upon a combination of factors including an assessment of industry, annual revenues, market capitalization, and similarity in business model. The consultant applied the market capitalization and revenue standards set forth by Institutional Shareholder Services in compiling its list of peer companies.
 The peer group used in making compensation decisions for fiscal year 2015 is comprised of the following list of 16 companies, which are all in the restaurant and food service industry and have size and financial characteristics generally similar to, and comparable with, us:

Ignite Restaurants Group	Potbelly Corporation
Fiesta Restaurant Group	Chuy’s Holdings Inc.
Sonic Corp.	Popeyes Louisiana Kitchen, Inc.
Bravo Brio Restaurant Group	Jamba, Inc.
Noodles & Co.	The Habit Restaurants, Inc.
Bojangles’, Inc.	Ark Restaurants Corp.
Ruths Hospitality Group	Papa Murphy's
El Pollo Loco, Inc.	Nathan's Famous, Inc.
With assistance from its consultant, our Compensation Committee reviewed the available and relevant peer group data at the time of its review. This data consisted of the revenue, market capitalization and compensation data reported for each of the foregoing peer companies as to fiscal year 2014. As compared to this peer group, we ranked 82% of the peer group median in terms of market capitalization and 20% of the peer group median in terms of revenues for fiscal 2014. The median revenue and market capitalization amounts for the peer group was $420 million and $558 million, respectively, compared to $172 million and $765 million for the Company. While our 2014 revenue was less than the median of the 2014 revenue of the peer group, we are a high growth company with revenue that in recent years has been growing at a significantly faster rate than the revenue of most of the peer group companies. Also, our market capitalization as of the end of fiscal year end 2014 was larger than 13 out of the 16 companies in the peer group. On balance, the Compensation Committee, in consultation with its consultant, deemed the peer group adequately representative of the competitive landscape in which we operate.

Elements of Compensation
 The following is a discussion of the primary elements of compensation for each of our executive officers. Compensation for our executive officers generally consists of the following elements:

•	Base Salary. A fixed cash payment intended to attract and retain skilled individuals, recognize career experience and individual performance and provide competitive compensation.

•
Short-Term Incentives. Our annual cash bonus program provides annual cash incentive opportunities based upon Company performance that is intended to promote and reward achievement of our annual financial and strategic objectives and, for certain of our named executive officers, individual performance objectives measured over the current year.

•
Long-Term Incentives. We have made grants of time vesting stock options and restricted stock units, both of which are intended to align the executive’s interests with those of our stockholders by tying value to long-term Company performance.

•	Health and Welfare Benefits. Health and welfare benefits (including medical, dental, vision, and life and disability insurance) are intended to provide comprehensive employee benefits.

•
Executive Perquisites. In limited circumstances, additional benefits are offered to certain of our named executive officers to provide competitive supplemental benefits, such as Company payment of an automobile allowance as well as relocation benefits.

Executive compensation includes both fixed components (base salary, health and welfare benefits and executive perquisites) and variable components (annual cash incentive awards and grants of time vesting equity awards), with substantial weight generally placed on the performance-based variable components. Each component is linked to one or more of our strategic objectives. The fixed components of compensation are designed to be competitive in order to induce top talent executives to join our company as well as to retain such key talent. Revisions to the fixed components of compensation occur infrequently aside from our annual salary review or upon promotions or substantial increases to the executive’s scope of responsibility. Salary increases are, in part, designed to reward executives for their management activities during the year and to maintain their level of income with respect to cost of living increases.
 The variable compensation related to our annual cash bonus program is tied to the achievement of certain annual financial metrics, and is designed so that above average performance is rewarded with above average rewards. Target annual cash incentive award levels as a percentage of base salary are set once the executive is hired and generally relate to his or her scope of responsibility, with revisions typically occurring upon promotions or substantial increases to the executive’s scope of responsibility. Our annual cash bonus program is designed to align each executive’s annual goals for his respective area of responsibility with the financial goals of the entire business as set by the Compensation Committee.

Base Salary
 A primary component of compensation of our executive officers is base salary. Base salary is designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance. The base salary established for each of our executive officers is intended to reflect each individual’s responsibilities, the skills and experience required for the job, his or her individual performance, our business performance, labor market conditions and competitive market salary levels.
 Base salaries are reviewed during the fiscal year by our Chief Executive Officer and the Compensation Committee, and salary increases typically take effect in March or April of each fiscal year, unless business circumstances require otherwise. Our Chief Executive Officer and Compensation Committee review the performance of all executive officers. Based upon this review and any relevant informal competitive market data made available to them during the preceding year, informal discussions with recruiting firms, research and members of the Compensation Committee’s personal knowledge of the competitive market, the Compensation Committee sets the salary level for each executive officer for the coming year.

Salary Adjustments in Fiscal Year 2015
 As part of our annual review process in 2015, based on the market research and analysis completed by our Compensation Committee and our human resources personnel, including consideration of the peer group data described above in determining market levels, the named executive officers’ salaries were increased to stay competitive with regard to overall market conditions and within our peer group. The Compensation Committee considered such salary increases ordinary course market adjustments for any growing company in its second fiscal year subsequent to its initial public offering. Accordingly, in 2015, Mr. Miles’s salary was increased from $400,000 to $500,000, Mr. Hartley’s salary was increased from $200,000 to $250,000, Mr. Besch’s salary increased from $160,000 to $175,000, and Mr. Todd’s salary increased from $175,000 to $193,000. Mr. Doshi commenced employment with the Company on October 2, 2015, had a base annual salary of $360,000 and received no additional salary increase in 2015.

Short-Term Incentive Compensation
 In addition to receiving base salaries, our named executive officers are eligible to earn annual performance bonus awards under our bonus plan adopted annually by our Compensation Committee. The bonus amount awarded under this plan is discretionary in nature as to individual performance and is based upon the Company attaining specific financial performance metrics. The annual cash incentive awards under this plan are intended to offer incentive compensation by rewarding the achievement of corporate objectives linked to our overall financial results. Our Compensation Committee has authority to award annual cash incentives under this plan to our executive officers. We believe that establishing annual cash incentive opportunities under this plan helps us attract and retain qualified and highly skilled executives. These annual cash incentive awards are intended to reward executive officers who have a positive impact on corporate results.

Setting Target Award Levels
 On an annual basis, or at the commencement of an executive officer’s employment with us, our Compensation Committee, based upon input from our executive officers, typically sets a target level of annual cash incentive award opportunity under our bonus plan that is structured as a percentage of such executive officer’s base salary at the end of the fiscal year. For fiscal 2015, the target level of annual cash incentive award opportunity for our CEO, CFO and COO was 50% of his base salary, and for our Vice President of Accounting and our General Counsel was 30% of his base salary.

Setting Performance Objectives
 Each year, the Compensation Committee establishes our corporate financial performance objective and sets a threshold, target and maximum amount with reference to achieving pre-set levels of desired financial performance, with consideration given to our annual and long-term financial plan, as well as to macroeconomic conditions. All or part of a named executive officer’s annual cash bonus award opportunity under the bonus plan is determined based upon the achievement level of our Adjusted EBITDA. Adjusted EBITDA for purposes of the bonus plan represents earnings before interest, taxes, depreciation and amortization adjusted for certain nonrecurring expenses. The Compensation Committee believes this corporate performance objective reflected our overall Company goals for fiscal year 2015, which balanced the achievement of revenue growth and improving our operating efficiency. The Compensation Committee believes that Adjusted EBITDA provides a meaningful understanding of our core operating performance.
 We have historically attempted to maintain consistency year-over-year with respect to the difficulty of achieving the financial performance objectives under the bonus plan. Our annual Adjusted EBITDA financial target typically increases each year to promote continuous growth consistent with our business plan. The financial performance targets are designed to be realistic and attainable, though slightly aggressive, requiring in each fiscal year strong performance and execution that, in our view, provides an annual incentive firmly aligned with stockholder interests.
 Depending upon the executive officer’s position within the Company, his or her annual cash incentive award potential under the bonus plan is primarily based on the achievement level of our Adjusted EBITDA. Subsequent to a determination of whether the Company has achieved its Adjusted EBITDA threshold, the Compensation Committee has discretion to factor into its analysis the achievement and attainment of the executive officer’s individual performance objectives. A satisfactory level of performance must be achieved by the executive officer to be awarded the annual cash incentive award by our Compensation Committee. Generally, the named executive officer must be employed at the time of payment to receive such amount. In addition, the Compensation Committee retains the discretion to adjust annual cash incentive awards due to extraordinary circumstance or nonrecurring events such as significant financings, equity offerings, acquisitions or dispositions, or other similar events.

2015 Performance Annual Incentive Awards
 For fiscal year 2015, the minimum threshold Adjusted EBITDA was set at $17.2 million, the target Adjusted EBITDA was set at $19.1 million, and the maximum Adjusted EBITDA was set at $23.8 million. At the conclusion of fiscal year 2015, we presented our financial statements to our independent registered public accountant for their audit. Once our independent registered public accountant completed their audit of our financial statements, we presented our Adjusted EBITDA and our financial statements to our Audit Committee for review and approval. Once the Audit Committee approved our financial statements and Adjusted EBITDA results, we then presented that information to the Compensation Committee for review and approval. Actual Adjusted EBITDA for fiscal year 2015 was approximately $22.3 million, above the target Adjusted EBITDA amount of $19.1 million, resulting in a 134% payout under the terms of the bonus plan. Adjusted EBITDA is a non-GAAP amount, and a description of the manner in which we calculate such amount, as well as a reconciliation of such amount to our GAAP-reported net income (loss) is provided in pages 35-36 of our Annual Report on Form 10-K filed with the SEC on February 25, 2016.
The table below indicates the total annual cash bonus award payments for fiscal year 2015 for our executive officers.

Name	Base Salary at 12/28/15 ($)	Bonus Award as a Percentage of Base Salary	Adjusted EBITDA Objective	Cash Bonus Under Bonus Plan(1)	Other Bonus Payments ($)
Kevin Miles	500,000	50%	134%	$319,539	—
Sunil Doshi	360,000	50%	134%	$57,517(2)	100,000(3)
Jason Morgan	300,000	50%	132% (4)	$92,762(4)	—
Jeremy Hartley	250,000	50%	134%	$159,770	—
James Besch	175,000	30%	134%	$65,480	25,000(5)
Michael Todd	193,000	30%	134%	$75,916	—

(1) This amount was calculated based on the actual salary paid to executive officer during fiscal 2015.
(2) Represents a prorated amount based on Mr. Doshi’s commencement of employment with the Company on October 2, 2015.
(3) Represents a signing bonus upon Mr. Doshi’s commencement of employment with the Company.
(4) Represents a prorated amount based on Mr. Morgan’s completion of employment with the Company on June 18, 2015, and a pro forma estimate of Adjusted EBITDA for fiscal 2015 as of such termination date.

(5) Represents an award based on providing additional support services to the Company during the Company’s CFO transition.

Long-Term Equity-Based Compensation
 Our Compensation Committee believes that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success. Additionally, our Compensation Committee believes that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent.

Types of Long-Term Award Grants
 The Compensation Committee believes the award of stock options and restricted stock with time based vesting provide executives with a long-term interest in our success and rewards the creation of stockholder value over time.

Stock Options Under the 2014 Incentive Plan
 We grant stock options with an exercise price equal to the closing price of our common stock on the date of grant. We believe these stock options represent “pay-for-performance” and are aligned with stockholder interests because they have no value unless the price of our common stock appreciates. The term of each stock option may not exceed 10 years. These stock options vest on an annual basis in equal amounts over the course of four years, subject to continued employment on the vesting date. This vesting period encourages executive longevity and compensates our executive officers for their contribution to our success over a period of time.

Restricted Stock Awards
 While we granted restricted stock units to members of our Board in 2014 and 2015, starting in 2016, we began to grant restricted stock units to our executives and other senior team members. We believe they align our executives' interests with those of our stockholders with respect to increases in stock value, and also enhance executive retention in challenging general economic conditions. This is because restricted stock awards allow the executive to receive some economic value even if our stock price remains flat or declines provided that the executive remains with the Company for the duration of the vesting period. The vesting period for our restricted stock units is three years. In addition to these objectives, the combined use of stock options and restricted stock units reduces our total share usage versus granting only stock options.

Grant of Long-Term Incentives
 Each executive officer is provided with a grant of stock options or restricted stock units when he or she joins our Company based upon his or her position with us and his or her relevant experience. In addition to such equity grants, the Compensation Committee may grant additional awards of stock options, restricted stock units or other equity awards to retain our executives and to recognize the achievement of corporate and individual goals or strong individual performance.
 Each grant of stock options or restricted stock units is awarded pursuant to a stock option or restricted stock unit agreement, as appropriate. In allocating the amount of equity awarded to our named executive officers, each individual’s compensation package is reviewed and a subjective determination of the number of equity awards that would be appropriate to retain and motivate each executive officer in his or her position is set. A greater amount of equity is granted to our more senior executives who have more strategic responsibilities and a more direct impact on corporate results.

2015 Long-Term Incentive Awards Granted
 The Compensation Committee granted stock options to all of our executive officers in 2015. All stock options issued in 2015 have a four year vesting period and have an exercise price equal to the closing price of our common stock on the grant date. The grants were made to incentivize our named executive officers to work to grow our stock price over time and as a retention incentive.
 The Compensation Committee approved the following long-term equity incentive grants for our executive officers in fiscal year 2015:

Name	Grant Date Fair Value ($)	Number of Stock Options Granted	Exercise Price ($)
Kevin Miles	540,800	40,000	35.01
Sunil Doshi	574,980	42,000	40.15
Jason Morgan	270,400	20,000	35.01
Jeremy Hartley	270,400	20,000	35.01
James Besch	175,760	13,000	35.01
Michael Todd	135,200	10,000	35.01

Timing of Awards/Equity Award Granting Policy
 The Compensation Committee determines the size, terms and conditions of equity grants to our executive officers in accordance with the terms of our 2014 Incentive Plan and approves them on an individual basis.

Benefits and Executive Perquisites
 We believe that attracting and retaining superior management talent requires an executive compensation program that is competitive in all respects with the programs provided at similar companies. All executive officers are eligible for benefits including: medical, dental, short- and long-term disability and life insurance. The executives participate in these plans on the same basis, terms, and conditions as other team members.
 Our executive officers receive certain customary perquisites, including in some cases an automobile allowance, medical plan benefits and a meal card. Any perquisites are negotiated with the executive officer at the time such executive officer joins us. All such perquisites for the named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnotes. We also provide customary relocation benefits.
  Risk Analysis of Compensation Plans
 After analysis, the Compensation Committee believes that our compensation policies and practices for our employees, including our executives, do not encourage excessive risk or unnecessary risk-taking and in our opinion the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on us. The Compensation Committee believes our compensation programs have been balanced to focus our key employees on both short- and long-term financial and operational performance.

Tax and Accounting Considerations
 Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code") disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for a company’s named executive officers, other than its chief financial officer, unless such compensation qualifies as performance-based under such section. Our Compensation Committee seeks to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m). However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
 In connection with decisions that relate to our equity incentive award plans and programs, the Compensation Committee considers the accounting implications of significant compensation decisions. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Retirement Benefits
We do not provide any plans that would provide the named executive officers with any payment of retirement benefits, or benefits that will be paid primarily following retirement (whether through tax-qualified plans or otherwise), including but not limited to tax-qualified defined benefit plans and supplemental executive retirement plans.

Change in Control and/or Termination Payments
Aside from the severance payable to Mr. Miles and our former CFO, Jason Morgan, pursuant to the terms of their respective employment agreements, and payable to Mr. Doshi pursuant to his severance agreement executed in connection with his commencement of employment, we did not provide any right to payments to our named executive officers upon a change in control of the Company, upon a change in the such officers’ responsibilities following any such change in control, or, more generally, upon such officer’s resignation, retirement or other termination. For more information about our payment obligations upon a change in control, see “Potential Payments Upon Termination or Change in Control” below.

Summary Compensation Table
The following table sets forth the total compensation that was paid or accrued for our named executive officers for the 2013, 2014 and 2015 fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All other Compensation ($) (3)	Total ($)
Kevin Miles	2015	476,924	—	540,800	319,539	26,137	1,363,400
President & CEO	2014	362,099	—	644,800(4)	226,962	21,362	1,255,223
	2013	259,222	—	—	162,014	7,430	428,666
Sunil Doshi	2015(5)	86,305	—	574,980	57,517	104,741	823,543
Chief Financial Officer	2014	—	—	—	—	—	—
	2013	—	—	—	—	—	—
Jason Morgan	2015(6)	136,154	—	270,400	92,762	403,291	902,607
Former Chief Financial Officer	2014	262,675	—	322,400(4)	158,080	244,473	987,628
	2013	229,222	—	—	114,611	92,835	436,668
Jeremy Hartley	2015	238,462	—	270,400	159,770	9,526	678,158
Chief Operating Officer	2014	200,000	—	310,000(4)	113,553	—	623,553
	2013(7)	42,307	—	—	10,154	—	52,461
James Besch	2015	162,885	25,000(8)	175,760	65,480	9,126	438,251
Vice President of Accounting	2014	136,538	30,000(9)	86,800(4)	27,424	7,138	287,900
	2013	124,519	—	—	—	4,602	129,121
Michael Todd	2015	188,846	—	135,200	75,916	11,740	411,702
General Counsel & Secretary	2014(10)	63,942	—	239,000(10)	19,502	11,379	333,823
	2013	—	—	—	—	—	—

(1) The amounts represent the aggregate grant date fair value of stock options awarded in a given year, calculated in accordance with FASB Accounting Standards Codification Topic 718. A description of the methodologies and assumptions we use to value options awards and the manner in which we recognize the related expense are described in Note 13, Equity-based Compensation in our consolidated financial statements for the year ended December 28, 2015 included in our Annual Report on Form 10-K filed on February 25, 2016. The award amount is based on the Black-Scholes-Merton option pricing model and was amortized over the four year vesting period for all stock options.
(2) Amounts under “Non-Equity Incentive Plan Compensation” in the above table represent the amount of the performance annual incentive awards earned for the relevant year, as described under “Compensation Discussion and Analysis - Short-Term Incentive Compensation” and “- 2015 Performance Annual Incentive Awards.”
(3) The amounts included in this column for fiscal year 2015 include the following:

Name	Year	Automobile Allowance ($)	Premiums for Medical, Dental & Vision Plans ($)	Relocation ($)	Signing / Severance ($)	Other ($)	Total ($)
Kevin Miles	2015 2014 2013	16,770 12,255 -	9,367 9,107 7,430	- - -	- - -	1,307 - -	26,137 21,362 7,430
Sunil Doshi	2015 2014 2013	3,999 - -	742 - -	- - -	100,000 - -	198 - -	104,741 - -
Jason Morgan	2015 2014 2013	9,030 12,255 -	3,640 7,138 6,773	30,000 225,080 86,062	360,000 - -	621 - -	403,291 244,473 92,835
Jeremy Hartley	2015 2014 2013	8,385 - -	- - -	- - -	- - -	1,141 - -	9,526 - -
James Besch	2015 2014 2013	- - -	6,880 7,138 4,602	- - -	- - -	2,246 - -	9,126 7,138 4,602
Michael Todd	2015 2014 2013	- - -	8,818 1,379 -	- 10,000 -	- - -	2,922 - -	11,740 11,379 -
(4) The award amount value is based on pre-IPO grants of stock options to purchase our common stock at an exercise price based upon our IPO price of $15.00 per share to each of Messrs. Miles, Morgan, Hartley and Besch in the amounts of 130,000, 65,000, 62,500 and 17,500 stock options, respectively.

(5) Amounts based on Mr. Doshi commencing employment with the Company on October 2, 2015.
(6) The amounts reflected for 2015 are based on Mr. Morgan completing employment with the Company on June 18, 2015. Pursuant to the terms of Mr. Morgan’s employment agreement, the Company agreed to pay him severance and other payments under a transition agreement dated August 12, 2015. See “Severance Paid to Former CFO” below.
(7) The amounts reflected for 2013 are based on Mr. Hartley starting employment with the Company on October 15, 2013.
(8) Represents an award based on providing additional support services to the Company during the Company’s CFO transition.
(9) Represents an IPO support bonus.
(10) The amounts reflected in 2014 are based on Mr. Todd starting employment with the Company on August 19, 2014, including a grant of 20,000 stock options in connection with his commencement of employment.

2014 Incentive Plan
In connection with our IPO, we adopted the 2014 Incentive Plan. The 2014 Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries are eligible for grants under the 2014 Incentive Plan. As of our 2015 fiscal year end, we had 712,165 stock options outstanding at a weighted average exercise price of $25.38 per share. All of these options vest in four equal annual installments following the date of such grant. The purpose of the 2014 Incentive Plan is to provide incentives that will attract, retain and motivate high performing officers, directors and employees by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. Set forth below is a summary of the material terms of the 2014 Incentive Plan. For further information about the 2014 Incentive Plan, we refer you to the complete copy of the 2014 Incentive Plan.
Administration
The 2014 Incentive Plan is administered by the Compensation Committee of our Board of Directors. Among the Compensation Committee's powers is to determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2014 Incentive Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2014 Incentive Plan as it deems necessary or proper. The Compensation Committee has the authority to administer and interpret the 2014 Incentive Plan, to grant discretionary awards under the 2014 Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2014 Incentive Plan and the awards thereunder as the Compensation Committee deems necessary or desirable and to delegate authority under the 2014 Incentive Plan to our executive officers.
Available Shares
The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2014 Incentive Plan or with respect to which awards may be granted may not exceed 1,905,799 shares. The number of shares that will be available for issuance under the 2014 Incentive Plan may be subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares that will be available for issuance under the plan may be, in whole or in part, either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2014 Incentive Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2014 Incentive Plan.
The maximum number of shares of common stock with respect to which incentive equity that may be granted under the 2014 Incentive Plan shall be 1,905,799 shares. As of our 2015 fiscal year end, we had 712,165 stock options issued and outstanding under the 2014 Incentive Plan. The maximum number of shares of our common stock with respect to which any stock option, stock appreciation right, shares of restricted stock or other stock-based awards that is subject to the attainment of specified performance goals and intended to satisfy Section 162(m) of the Code and may be granted under the 2014 Incentive Plan during any fiscal year to any eligible individual is 350,000 shares (per type of award). The total number of shares of our common stock with respect to all awards that may be granted under the 2014 Incentive Plan during any fiscal year to any eligible individual is 700,000 shares. There are no annual limits on the number of shares of our common stock with respect to an award of restricted stock that are not subject to the attainment of specified performance goals to eligible individuals. The maximum value of a cash payment made under a performance award which may be granted under the 2014 Incentive Plan during any fiscal year to any eligible individual is $5,000,000. The maximum grant date fair value of any award granted to any non-employee director during any calendar year may not exceed $5,000,000.
Award Agreement
Awards granted under the 2014 Incentive Plan will be evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant's employment, as determined by the Compensation Committee.
Stock Options
The Compensation Committee is able to grant nonqualified stock options to any eligible individual. The Compensation Committee is also able to grant incentive stock options, but only to eligible employees. The Compensation Committee determines the number of shares of our common stock subject to each option, the term of each option, which may not exceed 10 years, or five years in the case of an incentive stock option granted to a 10% stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share's fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at grant and the exercisability of such options may be accelerated by the Compensation Committee.
Restricted Stock
The Compensation Committee is able to award shares of restricted stock under the 2014 Incentive Plan. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient will generally have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient's restricted stock agreement. The Compensation Committee is able to determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.
Recipients of restricted stock are required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse. If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based upon objective performance measures.
Other Stock-Based Awards
The Compensation Committee is able to, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, shares of common stock awarded purely as a bonus and not subject to restrictions or conditions, shares of common stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an affiliate, stock equivalent units, restricted stock units, and awards valued by reference to book value of shares of common stock under the 2014 Incentive Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The Compensation Committee is able to determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and/or a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2014 Incentive Plan and discussed in general below.
Performance Awards
The Compensation Committee is able to grant a performance award to a participant payable upon the attainment of specific performance goals. The Compensation Committee is able to grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the Compensation Committee. Based on service, performance and/or other factors or criteria, the Compensation Committee is able to, at or after grant, accelerate the vesting of all or any part of any performance award.
Change in Control
In connection with a change in control, as defined in the 2014 Incentive Plan, the Compensation Committee is able to accelerate vesting of outstanding awards under the 2014 Incentive Plan. In addition, such awards may be, in the discretion of the Committee, (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by us for an amount equal to the excess of the price of a share of our common stock paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of a share of our common stock paid in a change in control is less than the exercise price of the award. The Compensation Committee is able to provide for accelerated vesting or lapse of restrictions of an award at any time.
Amendment and Termination
Notwithstanding any other provision of the 2014 Incentive Plan, our Board of Directors is able to, at any time, amend any or all of the provisions of the 2014 Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise, subject to stockholder approval in certain instances; provided, however, that, unless otherwise required by law or specifically provided in the 2014 Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.
Transferability
Awards granted under the 2014 Incentive Plan generally are nontransferable, other than by will or the laws of descent and distribution, except that the Compensation Committee is able to provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.
Recoupment of Awards and Clawback Policy
The 2014 Incentive Plan provides that awards granted under the 2014 Incentive Plan are subject to any applicable recoupment policy that we may have in place or any obligation that we may have regarding the clawback of "incentive-based compensation" under the Exchange Act or under any applicable rules and regulations promulgated by the SEC. The Company follows applicable laws with respect to its clawback policy regarding any incentive based compensation.
Effective Date; Term
The 2014 Incentive Plan was adopted by the Board of Directors and approved by our stockholders on March 28, 2014. No award will be granted under the 2014 Incentive Plan on or after March 28, 2024. Any award outstanding under the 2014 Incentive Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

2015 Grants of Plan - Based Awards Table
 The following table sets forth information regarding grants of plan-based awards made to our named executive officers during fiscal year 2015.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Kevin Miles	N/A	119,231	238,462	357,693	—	—	—	—
	2/26/2015	—	—	—	—	40,000	35.01	540,800

Sunil Doshi	N/A	21,462	42,923	64,384	—	—	—	—
	10/2/2015	—	—	—	—	42,000	42.15	574,980

Jason Morgan	N/A	73,558	147,115	220,673	—	—	—	—
	2/26/2015	—	—	—	—	20,000	35.01	270,400

Jeremy Hartley	N/A	59,615	119,231	178,846	—	—	—	—
	2/26/2015	—	—	—	—	20,000	35.01	270,400

James Besch	N/A	24,433	48,865	73,298	—	—	—	—
	2/26/2015	—	—	—	—	13,000	35.01	175,760

Michael Todd	N/A	28,327	56,654	84,981	—	—	—	—
	2/26/2015	—	—	—	—	10,000	35.01	135,200

(1) All awards were made in the form of cash bonuses paid under the Company's discretionary annual bonus plan. See "2015 Performance Annual Incentive Awards" section above.
(2) All awards were made in the form of stock options issued under our 2014 Incentive Plan and are subject to vesting in equal annual installments on each anniversary of the grant date over a four year period. All such awards expire on February 26, 2025 if the named executive officer is an employee of the Company on such date.

(3) Represents the aggregate grant date fair value for stock options granted, computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2015 Fiscal Year End
 The following table sets forth information with respect to outstanding stock option for each of the named executive officers as of December 28, 2015. Our named executive officers did not have any outstanding restricted stock as of December 28, 2015. See “Compensation Changes in 2016” for a discussion of the restricted stock units granted by the Company in February 2016.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date
Kevin Miles	88,750	41,250	15.00	4/10/2024
	—	40,000	35.01	2/26/2025

Sunil Doshi	—	42,000	40.15	10/2/2025

Jason Morgan	—	—	—	—

Jeremy Hartley	45,625	16,875	15.00	4/10/2024
	—	20,000	35.01	2/26/2025

James Besch	8,875	5,625	15.00	4/10/2024
	—	13,000	35.01	2/26/2024

Michael Todd	5,000	15,000	28.16	9/18/2024
	—	10,000	35.01	2/26/2025

Option Exercises and Stock Vested in Fiscal 2015
 The following table sets forth exercises of stock options granted under our 2014 Incentive Plan during fiscal year 2015 for each of our named executive officers on an aggregated basis. In 2015, our named executive officers had no outstanding restricted stock and no stock awards were granted to any of them.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin Miles	—	—	—	—
Sunil Doshi	—	—	—	—
Jason Morgan	49,178	1,189,414	—	—
Jeremy Hartley	—	—	—	—
James Besch	3,000	54,870	—	—
Michael Todd	—	—	—	—

(1) The amounts set forth in this column represent the aggregate value realized during the fiscal year, which is determined by subtracting the exercise price of the particular options referenced from the closing price of our common stock on the date of exercise for each particular option and then multiplying the result by the number of shares received upon exercise.

Change in Control under 2014 Incentive Plan
 In connection with a change in control, as defined in our 2014 Incentive Plan, within the Compensation Committee’s discretion, it may accelerate vesting of outstanding awards under the 2014 Incentive Plan. In addition, such awards will be, in the discretion of the Compensation Committee, (i) assumed and continued or substituted in accordance with applicable law, (ii) purchased by us for an amount equal to the excess of the price of a share of our common stock paid in a change in control over the exercise price of the award, or (iii) cancelled if the price of a share of our common stock paid in a change in control is less than the exercise price of the award. The Compensation Committee may also, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an award at any time.

Stock Ownership Guidelines
Executives: Beginning in 2016, target ownership for our CEO is two times annual base salary. Our other named executive officers have a guideline of one times annual base salary. Each executive is required to accumulate this ownership holding within five years. Our Compensation Committee reviews progress towards achievement annually. For purposes of calculating ownership under the guidelines, we include outright shares owned by the executive as well as any vested stock options and restricted stock. We do not include unvested stock options or restricted stock or unearned performance shares.
Non-employee directors: Beginning in 2016, the stock ownership guideline for non-employee directors is two times the annual cash fees payable to Board members. Each director is required to accumulate this ownership holding amount over five years. See the section entitled “Director Compensation for 2015” for additional information regarding our directors’ compensation.

Pension Benefits and Retirement Benefits
 Our named executive officers did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. We do not provide any plans that would provide the named executive officers with any payment of retirement benefits, or benefits that will be paid primarily following retirement (whether through tax-qualified plans or otherwise), including but not limited to tax-qualified defined benefit plans and supplemental executive retirement plans.

Nonqualified Deferred Compensation
 Our named executive officers did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us.

Prohibition of Pledging and Hedging Transactions
The Company prohibits certain derivative transactions in Company stock. Our officers and directors, including their immediate family members, may not:

•	Trade in “puts”, “calls”, or other derivative securities involving the Company’s securities or other similar hedging;

•	Engage in zero-cost collars, forward sales contracts or other hedging transactions in Company securities;

•	Hold Company securities in margin accounts; or

•	Pledge Company securities.

Compensation Recoupment (“Clawback”) Policy
The Company follows a compensation recovery policy in accordance with Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and any applicable rules and laws. Accordingly, in the event the Company materially restates all or a portion of its financial statements due to fraud or intentional misconduct, either committed by a corporate officer or knowingly permitted by a corporate officer, our Compensation Committee may take action to recover any incentive cash compensation and performance-based equity awards that were based on the achievement of financial results that were subsequently restated. Executive compensation subject to recovery or cancellation may include:

•	Annual incentive or other incentive cash compensation paid to the corporate officer;

•	Economic gains realized from the sale of shares awarded under any performance-based equity plan; and

•	Restricted stock or units, deferred stock awards, and any other performance-based stock options or equity.
Our Compensation Committee has the sole discretion to determine the appropriate actions to take in the event of a restatement, including seeking recommendations from the Audit Committee and the full Board as well as retaining outside advisors to assist in making its determinations. Any actions taken by our Compensation Committee would be independent of consequences imposed by law enforcement agencies, regulators or other authorities. Our Compensation Committee expects to continue to review potential changes to the Company’s clawback policies in light of the Dodd-Frank Act and any new applicable regulations or listing requirements.

Miles Employment Agreement
On March 28, 2014, we entered into an employment agreement with Mr. Miles (the "Miles Employment Agreement"). The Miles Employment Agreement, which became effective March 28, 2014, provides an initial term of three years, which term shall be extended for subsequent one year terms thereafter unless either the Company or the executive gives 60 days' notice of nonrenewal. The Miles Employment Agreement provides that, effective upon completion of our IPO, Mr. Miles' base salary became $400,000. The Miles Employment Agreement provides for participation in the Company's benefit plans, paid vacation in accordance with Company policies, and entitlement to a leased car and payment of relevant insurance, maintenance and gas expenses. The target bonus opportunity for Mr. Miles is 50% of base salary, with the opportunity for a stretch bonus upon achieving performance goals.

In the event of a termination of employment by the Company without "cause," for "good reason" by Mr. Miles or due to the Company not extending his employment term, the Miles Employment Agreement provides Mr. Miles with (i) earned and unpaid base salary through the date of termination, reimbursement for unreimbursed business expenses incurred through such date of termination, accrued but unused vacation time in accordance with Company policy, and certain additional accrued and vested payments provided under the Company's benefit plans or arrangements; (ii) continued base salary for 12 months; (iii) continued coverage under the Company's group health plan for 12 months (provided the executive continues to pay the relevant employee portion on an after-tax basis that was being paid prior to termination, and provided that such coverage will cease if the executive obtains coverage through a new employer); (iv) a prorated annual bonus amount (based on actual performance); and (v) prorated vesting of any incentive equity shares that would have otherwise vested in the 12-month period following termination (determined by multiplying the amount of such shares that would have vested in the 12-month period following termination by a fraction, the numerator of which is the number of days during the fiscal year of termination that the relevant executive is employed by the Company and the denominator of which is 365), based on actual performance, if applicable. Other than the amounts described in (i) above, the executive would only receive such severance if he executes a general release in favor of the Company and our affiliates.
"Cause" is defined as any of the following by the relevant executive: (i) neglect of his reasonable duties to the Company and its direct and indirect subsidiaries (collectively, the "Company Group") for a reason other than illness or incapacity; (ii) the disregard, violation or breach of any written, material policies of the Company Group which causes other than immaterial loss, damage or injury to the property or reputation of the Company Group; (iii) conduct which the Company, in its good faith discretion, determines would cause the Company Group substantial public disgrace or disrepute or substantial economic harm; (iv) the commission of a felony, an intentional tort (excluding any tort relating to a motor vehicle) or an act of fraud; (v) breach of any fiduciary duty, gross negligence or willful misconduct with respect to the Company Group, or (vi) the material breach of any agreement with the Company Group. "Good Reason" is defined as any of the following without the consent of the relevant executive: (i) material diminution in base salary or target bonus opportunity, other than pursuant to and consistent with across-the-board reductions of base salary or bonus opportunities applicable to all senior executives of the Company; (ii) material diminution in the executive's duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); (iii) relocation of the primary work location by more than fifty (50) miles from its then current location; or (iv) any action or inaction that constitutes a material breach by the Company of such employment agreement.
The Miles Employment Agreement contains indefinite confidentiality, intellectual property, cooperation and mutual non-disparagement provisions. In addition, during the employment term and for the 12-month period thereafter, Mr. Miles may not solicit employees of the Company Group or compete with the Company Group. In the event that Mr. Miles breaches any such restrictive covenant, payment of any severance will cease and he will be forced to repay the Company for any severance already received.
See “Amended CEO Employment Agreement and Amended CFO Severance Agreement” below for a discussion of amendments made to the Miles Employment Agreement in February 2016.

Morgan Employment Agreement
On March 28, 2014, we entered into an employment agreement with our former CFO, Jason Morgan (the "Morgan Employment Agreement"). The Morgan Employment Agreement provided an initial term of three years. The Morgan Employment Agreement provided that, effective upon completion of our IPO, Mr. Morgan’s base salary became $275,000. The Morgan Employment Agreement provided for participation in the Company's benefit plans, paid vacation in accordance with Company policies, and entitlement to a leased car and payment of relevant insurance, maintenance and gas expenses. The target bonus opportunity for Mr. Morgan was 50% of base salary, with the opportunity for a stretch bonus upon achieving performance goals.
In the event of a termination of employment by the Company without Cause or for Good Reason by Mr. Morgan or due to the Company not extending his employment term, the Morgan Employment Agreement provided Mr. Morgan with (i) earned and unpaid base salary through the date of termination, reimbursement for unreimbursed business expenses incurred through such date of termination, accrued but unused vacation time in accordance with Company policy, and certain additional accrued and vested payments provided under the Company's benefit plans or arrangements; (ii) continued base salary for 12 months; (iii) continued coverage under the Company's group health plan for 12 months (provided the executive continues to pay the relevant employee portion on an after-tax basis that was being paid prior to termination, and provided that such coverage will cease if the executive obtains coverage through a new employer); (iv) a prorated annual bonus amount (based on actual performance); and (v) prorated vesting of any incentive equity shares that would have otherwise vested in the 12-month period following termination (determined by multiplying the amount of such shares that would have vested in the 12-month period following termination by a fraction, the numerator of which is the number of days during the fiscal year of termination that the relevant executive is employed by the Company and the denominator of which is 365), based on actual performance, if applicable. Other than the amounts described in (i) above, Mr. Morgan would only receive such severance upon execution of a general release in favor of the Company and our affiliates.
The Morgan Employment Agreement contained indefinite confidentiality, intellectual property, cooperation and mutual non-disparagement provisions. In addition, during the employment term and for the 12-month period thereafter, Mr. Morgan may not solicit employees of the Company Group or compete with the Company Group. In the event that he breached any such restrictive covenant, payment of any severance will cease and he would be forced to repay the Company for any severance previously received.

Severance Paid to Former CFO
On June 18, 2015, the Company and Jason Morgan, our then CFO, agreed to end his employment relationship with the Company. Pursuant to the terms of the Morgan Employment Agreement, the Company agreed to pay Mr. Morgan severance under a transition agreement dated August 12, 2015, as follows: in a lump sum, $300,000 of severance pay, and $92,762 of a prorated bonus, less applicable state and federal taxes; $40,000 for transition assistance and $20,000 for professional advisors’ fees; and, conditioned upon Mr. Morgan’s continued compliance with certain covenants in his employment agreement, $40,000 to be paid within ten days of the anniversary date of his termination date, or June 18, 2016. In addition, pursuant to the terms of his employment agreement, Mr. Morgan received prorated accelerated vesting of the number of stock options that would have vested during the twelve months subsequent to his termination (i.e., 2,928 stock options with an exercise price of $15.00 per share and 2,342 stock options with an exercise price of $35.01 per share).

CFO Severance Agreement
In connection with Mr. Doshi’s commencement of employment with the Company on October 2, 2015, the Company and Mr. Doshi entered into a severance agreement. Pursuant to this agreement, in the event of a termination of employment by the Company without Cause or for Good Reason, Mr. Doshi shall receive his base salary for 12 months, continued coverage under the Company's group health plan for 12 months, a prorated annual bonus amount (based on actual performance), and earned and unpaid base salary, accrued and unused vacation time and reimbursement for unreimbursed business expenses incurred through such date of termination. The Company’s obligation to provide these termination benefits to Mr. Doshi are subject to his execution without revocation of a valid release and Mr. Doshi’s compliance with certain post termination covenants.
See “Amended CEO Employment Agreement and Amended CFO Severance Agreement” below for a discussion of amendments made to Mr. Doshi’s severance agreement in February 2016.

Potential Payments Upon Termination or Change in Control
Aside from the severance payable to Messrs. Miles and Morgan under their employment agreements and to Mr. Doshi under his severance agreement, in 2015, we did not provide any rights to payments to our named executive officers upon a change in control of the Company, upon a change in such officer’s responsibilities following any such change in control, or, more generally, upon such officer’s resignation, retirement or termination.
The information below describes and quantifies certain compensation that would become payable to each named executive officer (other than Mr. Morgan, who is discussed separately below) if, as of December 28, 2015, any of the circumstances set forth in the table below had occurred. In addition, in connection with a change in control, as defined in our 2014 Incentive Plan, the Compensation Committee may accelerate vesting of outstanding awards under our 2014 Incentive Plan. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event. See “Compensation Changes in 2016” below for a discussion of certain changes in the Company’s severance program for senior management adopted by our Compensation Committee in February 2016.

Named Executive Officer	Benefit	Death or Disability ($)	Change in Control Without Termination ($) (1)	Termination Without Cause ($)	Termination for Good Reason ($)
Kevin Miles (1)	Cash severance (2)	—	—	750,000	750,000
	Acceleration of equity (3)	—	—	173,663	173,663
	Health benefits (4)	—	—	9,376	9,376
	Total	—	—	933,039	933,039
Sunil Doshi (5)	Cash severance (2)	—	—	540,000	540,000
	Acceleration of equity	—	—	—	—
	Health benefits (4)	—	—	7,442	7,442
	Total	—	—	547,442	547,442
Jeremy Hartley	Cash severance	—	—	—	—
	Acceleration of equity	—	—	—	—
	Health benefits continuation	—	—	—	—
	Total	—	—	—	—
James Besch	Cash severance	—	—	—	—
	Acceleration of equity	—	—	—	—
	Health benefits continuation	—	—	—	—
	Total	—	—	—	—
Michael Todd	Cash severance	—	—	—	—
	Acceleration of equity	—	—	—	—
	Health benefits continuation	—	—	—	—
	Total	—	—	—	—

(1) These benefits are payable to Mr. Miles pursuant to his employment agreement with the Company dated March 28, 2014.
(2) The amounts referenced assumes such executive is terminated without Cause or for Good Reason following a change in control, and includes one year of executive’s salary at the then existing salary rate, plus a bonus amount giving effect to the Company achieving 100% of its Adjusted EBITDA target.

(3) The executive’s stock options will not be subject to acceleration of vesting upon a change in control without termination under the Miles Employment Agreement, and the executive shall receive an acceleration of vesting of his incentive equity shares upon a change in control without termination upon the separate approval of the Compensation Committee. Under the Miles Employment Agreement, the executive will be entitled to prorated vesting of any stock incentive equity shares that would have vested in the twelve month period after any termination without Cause or for Good Reason.

(4) This amount is based upon the 2015 health benefits contribution amount by the Company.
(5) These benefits are payable to Mr. Doshi pursuant to his severance agreement with the Company dated October 2, 2015.

Compensation Changes in 2016
In February 2016, our Compensation Committee approved the following changes to our executive compensation program for 2016:

•	Executive base salaries were increased to improve competitiveness;

•	Target long-term incentive grant values were increased to improve competitiveness;

•	The annual equity award mix was changed to 50% restricted stock units with three year vesting and 50% stock options with a four year vesting;

•	A broad based management change in control severance program was implemented (see section below “2016 Management Severance Program”);

•
Our CEO’s then existing employment term was extended for two additional years, now expiring March 28, 2019, and the severance applicable to our CEO and CFO upon a change in control were modified to conform to the management severance program (see section below “Amended CEO Employment Agreement and Amended CFO Severance Agreement”); and

•	The annual fee for the Chairperson of our Board and the Chairperson of our Compensation Committee was increased to $15,000 to be equal to the annual fee for the Chairperson of our Audit Committee.

2016 Management Severance Program
Effective as of February 25, 2016, we adopted a severance program applicable to our senior management team upon a change in control of the Company. The program is based on the employee’s level within the Company. The duration of continuing benefits for the CEO, the COO and CFO, the Vice Presidents and our Director-level employees are 2 years, 18 months, 12 months and 6 months, respectively, based on such level within the organization (the “Benefits Duration Period”). In the event of a termination of employment by the Company without "cause," for "good reason" by the relevant employee upon a change in control or within 18 months thereafter, the severance program provides employee with the following: (i) earned and unpaid base salary through the date of termination, reimbursement for unreimbursed business expenses incurred through such date of termination, accrued but unused vacation time in accordance with Company policy, and certain additional accrued and vested payments provided under the Company's benefit plans or arrangements; (ii) continued base salary for the Benefits Duration Period; (iii) continued coverage under the Company's group health plan for the Benefits Duration Period (provided the employee continues to pay the relevant employee portion on an after-tax basis that was being paid prior to termination); (iv) a prorated annual bonus amount, with such bonus determined based on the deemed achievement of all of the performance objectives for such fiscal year at a 100% level; and (v) immediate vesting of any incentive equity shares and of all target performance goals with respect to any applicable performance based unit awards or similar performance compensation. As a condition to receiving these severance amounts, the relevant employee is required to execute a general release in favor of the Company.
For purposes of this program, "Cause” shall mean any of the following: (i) employee’s intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) employee’s material breach of any Company agreement, (iii) employee’s material failure to comply with the Company’s written policies or rules, (iv) employee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or (v) employee’s gross negligence or willful misconduct in the performance of duties to the Company that is not cured within thirty days after employee is provided with written notice thereof. “Good Reason” shall mean employee’s resignation due to any of the following events which occurs without employee’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material diminution of employee’s title, authority, responsibilities, duties, base pay or bonus, (ii) a material change in the geographic location at which employee must perform services for the Company of at least fifty miles, (iii) a material reduction in the right to participate in the benefit programs in which employee was previously participating, (iv) a material breach by the Company of an employment agreement between employee and the Company, or (v) a failure of the Company to have a successor assume its obligations under an employment agreement between employee and the Company (each of (i), (ii), (iii), (iv) and (v) a “Good Reason Condition”). In order for employee to resign for Good Reason, employee must provide written notice to the Company of the existence of the Good Reason Condition within 90 days of employee’s knowledge of the initial existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition, the Company will be provided with a period of 30 days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described herein as a result of such proposed resignation due to the Good Reason Condition specified in the notice. If the Good Reason Condition is not remedied within the period specified in the preceding sentence, then employee may resign based on the Good Reason Condition specified in the notice of termination effective no later than 180 days following the initial existence of such Good Reason Condition.

Amended CEO Employment Agreement and Amended CFO Severance Agreement
Effective as of February 25, 2016, the employment agreement dated March 28, 2014, between the Company and Kevin Miles, our CEO, was modified to extend the term of his employment through March 28, 2019. The amended Miles Employment Agreement provides that, upon a termination of employment without Cause or for Good Reason, Mr. Miles shall be entitled to two years of continued base salary and benefits coverage, and two years of accelerated vesting of any outstanding incentive equity shares. Sunil Doshi, our CFO, is a party to a severance agreement dated September 25, 2015. Effective as of February 25, 2016, the terms of his severance agreement were modified to provide that, upon a termination of employment without Cause or for Good Reason, Mr. Doshi shall be entitled to 18 months of base salary and benefits coverage. Subsequent to a change in control of the Company, the severance terms in the amended Miles Employment Agreement and Mr. Doshi’s amended severance agreement shall no longer apply, and only the severance terms set forth above under “2016 Management Severance Program” shall apply.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the preceding "Compensation Discussion and Analysis" section of the Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that this section be included in this Proxy Statement for fiscal 2015 for filing with the SEC.

THE COMPENSATION COMMITTEE
Alec Taylor, Chairperson Greg Dollarhyde Cordia Harrington

In accordance with the SEC’s rules, the foregoing report will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Corporate Development and Administrative Services Agreement
On October 31, 2007, Zoe's Investors, LLC, our predecessor entity prior to our IPO, entered into a Corporate Development and Administrative Services Agreement with an affiliate of Brentwood, Brentwood Private Equity IV, LLC, which was an owner of membership interests in such predecessor entity as of the date thereof. Under the terms of the agreement, Brentwood provided assistance in the corporate development activities and our business growth efforts. As consideration for services provided, we reimbursed for business expenses related to performance of this agreement and an annual consulting fee, capped at $300,000, based on Adjusted EBITDA as defined in the agreement. During the years ended December 29, 2014, and December 30, 2013, we paid Brentwood $117,250 and $165,142, respectively, pursuant to this agreement. The agreement was terminated before the completion of the IPO, and in 2015, no payments were made under this agreement. As of December 29, 2014, Brentwood is no longer an affiliate of the Company.

Consulting Agreement
On March 22, 2011, we entered into the Second Amended and Restated Consulting Agreement with Greg Dollarhyde, our Chairman of the Board of Directors. Under the terms of the agreement, Mr. Dollarhyde served as the Chairman of the Board of Directors as well as provided assistance to and advice to us for a minimum of five business days per quarter per year for a fee of $100,000 per year, payable quarterly, plus all reasonable and necessary travel and related expenses. The agreement was terminated before completion of the IPO, and in 2015, no payments were made under this agreement.

Registration Rights Agreement
Pursuant to the terms of an Amended and Restated Registration Rights Agreement among ourselves, Zoe's Investors, LLC (our sole shareholder prior to our IPO) and certain holders of stock in Zoe's Investors, LLC, including Brentwood, certain holders of our stock were entitled to demand and piggyback rights in relation to their holdings of our shares. Under this agreement, Brentwood is able to require us to use our best efforts to file a registration statement under the Securities Act ("Demand Registration"), and we are required to notify holders of such registerable securities in the event of such request (a "Demand Registration Request"). Brentwood can issue unlimited Demand Registration Requests. We have certain limited rights to delay or postpone such registration. Under this agreement, if at any time we propose or are required to register any of our equity securities under the Securities Act (other than a Demand Registration, a merger or acquisition or pursuant to an employee benefit or dividend reinvestment plan), we will be required to notify each eligible holder of its right to participate in such registration (a "Piggyback Registration"). We have the right to terminate or postpone any registration statement in which eligible holders have elected to exercise Piggyback Registration rights.
We are required to bear the registration expenses (other than underwriting discounts) incident to any registration in accordance with this agreement, including the reasonable fees of counsel chosen by Brentwood (if Brentwood holds any registerable securities included in the registration) or by the holders of a majority of the registerable securities included in the registration. Under this agreement, we must, subject to certain limitation, indemnify each holder of our registerable securities and its officers, managers, managing members and directors, and each person controlling such holder against all losses, claims, actions, damages, liabilities and expenses in certain circumstances and to pay any expenses reasonably incurred in connection with investigating and defending such losses, claims, actions, damages, liabilities and expenses, except insofar as the same are caused by or contained in any information furnished in writing to us by such holder expressly for use therein.
In 2014, Brentwood exercised its registration rights under this agreement with respect to our two follow-on offerings for which we paid all fees, commissions and expenses with respect to such offerings. In connection with our follow-on offering in August 2014, we purchased from Kevin Miles and Jason Morgan an aggregate of 80,000 shares in a private non-underwritten transaction at $29.04 per share, which was the price equal to the net proceeds per share that all of the selling stockholders received in such offering.

Stockholders Agreement
On April 10, 2014, we entered into a stockholders agreement with our former controlling shareholder Brentwood and certain of other stockholders, which became effective upon the distribution by Zoes Investors, LLC of its shares of our common stock to its members at the time of our IPO. The stockholders agreement provided that, for a period of eighteen months following the completion of our IPO (or, if sooner, such time as Brentwood no longer hold any shares of our common stock), such restricted holders are only permitted to sell shares of common stock when Brentwood sells common stock in either a public or private sale to unaffiliated third parties. This stockholders agreement was terminated on March 18, 2015.

Indemnification Agreements
We entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

Procedures for Approval of Related Party Transactions
Our Board of Directors adopted a written related person transaction policy, which sets forth the policies and procedures for the review and approval or ratification of related party transactions. This policy is administrated by our Audit Committee. This policy provides that, in determining whether or not to recommend the initial approval or ratification of a related party transaction, the relevant facts and circumstances available shall be considered, including, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party's interest in the transaction. In fiscal 2015, the Company and its officers and directors did not engage in any related party transactions.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.
The principal purpose of the Audit Committee is to assist our Board of Directors in its oversight of (i) the integrity of our accounting and financial reporting processes and the audits of our financial statements; (ii) our system of disclosure controls and internal controls over financial reporting; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditor; (v) the performance of our independent auditors; and (vi) the business practices and ethical standards of the Company. The Audit Committee is responsible for the appointment, compensation, retention and oversight of work of the Company's independent auditor. The Audit Committee’s function is more fully described in its charter.
Our management is responsible for the preparation, presentation and integrity of our financial statements for the appropriateness of the accounting principles and reporting policies that we use, and for establishing and maintaining adequate internal control over financial reporting. PwC, our independent registered public accounting firm for 2015, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 28, 2015 (the “Form 10-K”), and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with management our audited financial statements included in the Form 10-K. In addition, the Audit Committee discussed with PwC those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the "PCAOB"). Additionally, PwC provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with PwC its independence from the Company.
Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

THE AUDIT COMMITTEE

Sue Collyns (Chairperson)
Thomas Baldwin
Alec Taylor

PROPOSAL NO. 3 - ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Pay that reflects performance and alignment of pay with the long-term interests of our shareholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), shareholders have the opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This is often referred to as a “say on pay”, and provides you, as a shareholder, with the ability to cast a vote with respect to our 2015 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this Proxy Statement through the following resolution:

“RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers of the Company, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this Proxy Statement.”

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the compensation paid to our named executive officers reflects the following principles of our compensation program, among others:

Attract and retain qualified management;
Be competitive with comparable employers; and
Align management’s incentives with the long-term interests of our shareholders.

Although the vote is non-binding, our Compensation Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with shareholders to better understand the concerns that influenced the vote.

The Board of Directors of the Company recommends that the shareholders vote for the approval, on an advisory basis, of executive compensation.

PROPOSAL NO. 4 - ADVISORY VOTE ON FREQUENCY OF “SAY ON PAY” PROPOSAL
Consistent with the Dodd-Frank Act requirements, our Board of Directors is providing our stockholders with the opportunity to cast an advisory vote on how often we should submit a “say on pay” proposal, as provided for in Proposal No. 3, to stockholders. We are providing stockholders with the following choices: the choice of whether the “say on pay” advisory vote should be submitted to the stockholders annually, every two years, or every three years, or to abstain from voting.
Our Board of Directors believes that the “say on pay” advisory vote should be submitted to the stockholders once every year, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation. We believe this frequency is in alignment with our executive compensation practices, as we review the core elements of our executive compensation program annually. In addition, we are aware of the significant interest in executive compensation matters by investors and the general public, and value and encourage constructive dialogue with our stockholders on these matters. An annual advisory vote on executive compensation will allow our stockholders to provide us with their input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for Board of Directors, and we look forward to hearing from our stockholders on this Proposal.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.
“RESOLVED, that the stockholders of the Company determine, on an advisory basis, that the frequency with which the stockholders of the Company wish to have an advisory vote on the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules is:
Choice 1 - every year;
Choice 2 - every two years;
Choice 3 - every three years; or
Choice 4 - abstain from voting.”
Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Stockholders may choose among the four choices included in the resolution above. While this is an advisory vote and, therefore, nonbinding, the Board of Directors will give careful consideration to the choice which receives the most “FOR” votes before determining the action the Board deems most appropriate for us and our stockholders.

The Board of Directors recommends that you select "every year" as the frequency with which the Company should provide its stockholders with the opportunity to cast a "Say on Pay" advisory vote.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and SEC rules require our directors, executive officers and persons who own more than 10% of any class of our common stock to file reports of their ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Based solely on our review of the reports filed with the SEC and written representations from such reporting persons, we determined that no director, executive officer or beneficial owner of more than 10% of any class of our common stock filed any untimely Section 16 reports during 2015.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in the Company’s Proxy Statement and form of proxy relating to the Company’s annual meeting of stockholders to be held in 2017 must be received by the Company at the principal executive offices of the Company no later than the close of business on January 20, 2017. Stockholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2017 (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on January 20, 2017 not earlier than the close of business on December 19, 2016, assuming the Company does not change the date of the 2017 annual meeting of stockholders by more than 30 days before or 70 days after the anniversary of the 2016 Annual Meeting. Any matter so submitted must comply with the other provisions of the Company’s bylaws and be submitted in writing to the Secretary at the principal executive offices.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDERS MEETINGS

The Company invites its Board members to attend its annual stockholders meetings and requires that they make every effort to attend these meetings, absent an unavoidable and irreconcilable conflict.

STOCKHOLDER COMMUNICATIONS

Any security holder of the Company wishing to communicate with the Board may write to the Board at Zoe’s Kitchen, Inc., c/o Secretary, 5760 State Highway 121, Suite 250, Plano, TX 75024, or by email at investorrelations@zoeskitchen.com. The Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee, unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, to the knowledge of the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the meeting.

WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. We make available free of charge on or through our Internet website, www.zoeskitchen.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC's Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2015 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S SECRETARY AT 5760 STATE HIGHWAY 121, SUITE 250, PLANO, TX 75024, OR BY EMAIL AT INVESTORRELATIONS@ZOESKITCHEN.COM.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 8, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 8, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Greg Dollarhyde 02 Cordia Harrington 03 Alec Taylor

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 26, 2016.	☐	☐	☐
3. To adopt,on an advisory basis, a resolution approving the compensation of the Company's named executive officers in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. To recommend, on an advisory basis, the preferred frequency of our "say on pay" voting.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000288523_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10k Wrap are available at www.proxyvote.com

ZOE'S KITCHEN, INC.
Annual Meeting of Stockholders
June 9, 2016, 8:00 AM Local Time
5280 Town Square Drive Plano, TX 75024

This proxy is solicited by the Board of Directors for use at the Annual Meeting

By signing the proxy, you hereby appoint Kevin Miles and Michael Todd, and each of them, as proxies with the power of substitution, to vote your shares as designated on the reverse side of this ballot at the Annual Meeting, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000288523_2 R1.0.1.25